THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

REVISED AND RESTATED SCHEDULE A

            Listed below are the series of The Calvert Fund that are entitled to receive administrative services from Calvert Administrative Services Company* ("CASC") under the Administrative Services Agreement dated March 1, 1999, and which will pay annual fees to CASC pursuant to the Agreement.

Calvert Income Fund

Classes A	0.30% of the first $3 billion;
B, C, R and Y	0.25% above $3 billion up to $5 billion; and
0.225% on all assets in excess of $5 billion*

*For purposes of this calculation, assets include the Fund’s total net assets,        including assets invested in Class I

Class I	0.10%

Calvert Short Duration Income Fund

Classes A, B, C, and Y	0.30% of first $1.5 billion; 0.275% on all assets above $1.5 billion*

*For purposes of this calculation, assets include the Fund’s total net assets, including assets invested in Class I

Class I	0.10%

Calvert Long-Term Income Fund

Class A	0.275%
Class B	0.275%
Class C	0.275%
Class I	0.10%

*Effective 4/30/2011, Calvert Administrative Services Company will be renamed Calvert Investment Administrative Services, Inc.

Calvert Ultra-Short Income Fund

Class A	0.25%
Class B	0.25%
Class C	0.25%
Class I	0.10%
Class Y	0.25%

Calvert Government Fund

Class A	0.15%
Class C	0.15%
Class I	0.10%
Class Y	0.15%

Calvert High Yield Bond Fund

Class A	0.10%
Class I	0.10%

Calvert Short-Term Government Fund

Class A	0.10%
Class I	0.10%

            For its services under this Administrative Services Agreement, CASC is entitled to receive the fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a class commences operations, absent waivers.

THE CALVERT FUND

BY: /s/William M. Tartikoff
William M. Tartikoff

Vice President and Secretary

Calvert Administrative services Company

BY: /s/Ronald M. Wolfsheimer

Ronald M. Wolfsheimer

Chief Financial and Administrative Officer

  and Senior Vice President

Effective February 1, 2011